Exhibit 99.1

News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:

Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Completes Merger
with The Wilber Corporation

SYRACUSE, N.Y. — April 11, 2011 — Community Bank System, Inc. (NYSE: CBU) announced that it completed its merger with The Wilber Corporation, and its banking subsidiary, Wilber National Bank, a $870 million commercial bank with 22 banking offices serving the Central Region of Upstate New York.  As a combined financial institution, the Company will have approximately $6.3 billion in assets and $4.6 billion in deposits, and expand into seven new counties covering the Central Leatherstocking, Greater Capital District and Catskills regions of Upstate New York.

Mark E. Tryniski, President and Chief Executive Officer of Community Bank System commented, “We are excited to be partnering with Wilber National Bank to extend our Upstate New York service area.  Wilber has a significant market presence and attractive deposit share in contiguous regions, with demographic characteristics very similar to our current markets.  In addition, Wilber Bank has an impressive history of service to its customers and its communities, a tradition that aligns well with that of Community Bank.   We are extremely pleased to welcome Wilber’s customers, shareholders and employees to Community Bank.”

Stock Election Process

On or about April 13, 2011, Community Bank System will distribute election forms to all the Wilber shareholders of record as of the close of business on April 8, 2011 in order for each shareholder to elect the form of merger consideration.  Subject to the allocation procedures set forth in the merger agreement, the Wilber shareholders can elect to receive all cash, all stock or a combination of 20% cash and 80% stock in exchange for their Wilber shares.  The election form must be received by American Stock Transfer & Trust Company, LLC, before the election deadline of May 4, 2011 at 5:00 PM.  The merger consideration will not be distributed to the Wilber shareholders until after expiration of the election deadline.  If the election deadline is extended, Community Bank System will issue a press release setting forth the new election deadline.  Assuming that the deadline is not extended, the Wilber shareholders should expect to receive their merger consideration on or after May 13, 2011.  Wilber shareholders who hold any of their Wilber stock in “street name” (i.e., through a broker, bank or other nominee) will receive separate election instructions from their broker, bank or other nominee.  Those shareholders must follow the election instructions received from the broker, bank or other nominee in order to make a valid election for all of their Wilber stock.  Because only the registered holders of Wilber common stock can make an election as to the form of merger consideration, any election by a Wilber shareholder who holds shares in “street name” must be made through the broker, bank or other nominee.  Community Bank System has engaged Phoenix Advisory Partners to assist shareholders in completing their election forms.  Shareholders can contact Phoenix toll free at 877-478-5038 with any questions about completing the election forms.

About Community Bank System

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $6.3 billion in assets and approximately 170 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it is known as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., an employee benefits administration and consulting firm with offices in Upstate New York, Pittsburgh and Philadelphia, Pennsylvania and Houston, Texas; the CBNA Insurance Agency, with offices in four northern New York communities; Community Investment Services, a broker-dealer delivering financial products throughout the Company's branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

Cautionary Statement

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  Community Bank System, Inc. (“Community”) and The Wilber Corporation (“Wilber”) have filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (“SEC”) containing a proxy statement/prospectus and other documents regarding the merger.  SHAREHOLDERS OF WILBER ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT COMMUNITY AND WILBER AND THE TRANSACTION.  Copies of the proxy statement/prospectus may be obtained free of charge at the SEC’s website at www.sec.gov, or by directing a request to Community Bank System, Inc., Attention – Investor Relations Department, 5790 Widewaters Parkway, DeWitt, New York 13214.  Copies of other documents, filed by Community or Wilber with the SEC may also be obtained free of charge at the SEC’s website or by directing a request to Community at its address provided above.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.